CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated as of the report dates stated below, relating to the financial statements and financial highlights which appear in the Annual Reports to Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Report Date	Annual Shareholder Report Date	Fund Name
5/21/2010	3/31/2010	Columbia LifeGoal Growth Portfolio
5/21/2010	3/31/2010	Columbia LifeGoal Balanced Growth Portfolio
5/21/2010	3/31/2010	Columbia Asset Allocation Fund II
11/19/2010	9/30/2010	Columbia Asset Allocation Fund
11/19/2010	9/30/2010	Columbia Liberty Fund

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts December 27, 2010